Exhibit 1.1

$175,000,000

Coinstar, Inc.

4.00% Convertible Senior Notes due 2014

UNDERWRITING AGREEMENT

September 10, 2009

September 10, 2009

Morgan Stanley & Co. Incorporated

Jefferies & Company, Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

RBC Capital Markets Corporation

c/o Morgan Stanley & Co. Incorporated

1585 Broadway

New York, New York 10036

Ladies and Gentlemen:

Coinstar, Inc., a Delaware corporation (the “Company”), proposes to issue and sell to the several underwriters named in Schedule II hereto (the “Underwriters”), for whom you are acting as managers (the “Managers”), the principal amount of its debt securities identified in Schedule I hereto (the “Firm Securities”), to be issued under the indenture specified in Schedule I hereto (the “Indenture”) between the Company and the Trustee identified in such Schedule (the “Trustee”). The Company also proposes to issue and sell to the several Underwriters not more than $25,000,000 principal amount of its debt securities identified in Schedule I hereto as additional debt securities (the “Additional Securities”) if and to the extent that you, as Managers of the offering, shall have determined to exercise, on behalf of the Underwriters, the right to purchase such debt securities granted to the Underwriters in Section 2 hereof. The Firm Securities and the Additional Securities are hereinafter collectively referred to as the “Securities.” If the firm or firms listed in Schedule II hereto include only the Managers, then the terms “Underwriters” and “Managers” as used herein shall each be deemed to refer to such firm or firms. The Securities will be convertible into shares of common stock of the Company (the “Common Stock”), par value $0.001 per share (the “Underlying Securities”) on the terms, and subject to the conditions, set forth in the Indenture.

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement, including a prospectus, (the file number of which is set forth in Schedule I hereto) on Form S-3, relating to securities (the “Shelf Securities”), including the Securities and the Underlying Securities, to be issued from time to time by the Company. The registration statement as amended to the date of this Agreement, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A or Rule 430B under the Securities Act of 1933, as amended (the “Securities Act”), is hereinafter referred to as the “Registration Statement”, and the related prospectus covering the Shelf Securities dated

August 24, 2009 in the form first used to confirm sales of the Securities (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Basic Prospectus.” The Basic Prospectus, as supplemented by the prospectus supplement specifically relating to the Securities in the form first used to confirm sales of the Securities (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Prospectus,” and the term “preliminary prospectus” means the preliminary form of the Prospectus dated September 9, 2009 and distributed to prospective purchasers of the Securities. For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act, “Time of Sale Prospectus” means the preliminary prospectus together with the free writing prospectuses, if any, each identified in Schedule I hereto, and “broadly available road show” means a “bona fide electronic road show” as defined in Rule 433(h)(5) under the Securities Act that has been made available without restriction to any person. As used herein, the terms “Registration Statement,” “Basic Prospectus,” “preliminary prospectus,” “Time of Sale Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein. The terms “supplement,” “amendment,” and “amend” as used herein with respect to the Registration Statement, the Basic Prospectus, the Time of Sale Prospectus, any preliminary prospectus or free writing prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein. The term “Applicable Time” means 9:00 p.m., New York City time, on September 10, 2009.

1. Representations and Warranties. The Company represents and warrants to and agrees with each of the Underwriters that:

(a) The Registration Statement has become effective; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or, to the Company’s knowledge, threatened by the Commission. The Registration Statement is an automatic shelf registration statement as defined in Rule 405 under the Securities Act, the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) eligible to use the Registration Statement as an automatic shelf registration statement and the Company has not received notice that the Commission objects to the use of the Registration Statement as an automatic shelf registration statement.

(b)(i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Time of Sale Prospectus or the Prospectus complied when filed or will comply when so filed in all material respects to the requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder, (ii) the Registration Statement, when such part became effective, did not contain, and as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) the Registration Statement as of the date hereof does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iv) the Registration Statement and the Prospectus comply, and as amended or supplemented, if applicable, will comply in all material respects to the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder, (v) the Time of Sale Prospectus does not, and as of the Applicable Time (which the Managers have informed the Company is the time of first sale of the Securities by any Underwriter) did not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (vi) each broadly available road show, if any, when considered together with the Time of Sale Prospectus as of the Applicable Time, did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (vii) the Prospectus as of its date and at the Closing Date, as then amended or supplemented by the Company, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Registration Statement, the Time of Sale Prospectus, any broadly available road show or the Prospectus based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Managers expressly for use therein or that part of the Registration Statement that constitutes the Statement of Eligibility under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), of a Corporation Designated to Act as Trustee on Form T-1 (the “Form T-1”) of the Trustee.

(c) The Company is not an “ineligible issuer” in connection with the offering pursuant to Rules 164, 405 and 433 under the Securities Act. Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or on behalf of or used or referred to by the Company complies or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Except for the free writing prospectuses, if any, identified in Schedule I hereto forming part of the Time of Sale Prospectus, and electronic road shows, if any, each furnished to the Managers before first use, the Company has not prepared, used or referred to, and will not, without the Managers’ prior consent, prepare, use or refer to, any free writing prospectus.

(d) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Time of Sale Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing or have such power and authority would not have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(e) Each subsidiary of the Company listed on Schedule III has been duly incorporated. Each subsidiary of the Company listed on Schedule III is validly existing as a limited liability company in good standing under the laws of the jurisdiction of its formation, has the limited liability company power and authority to own its property and to conduct its business as described in the Time of Sale Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing or have such power and authority would not have a material adverse effect on the Company and its subsidiaries, taken as a whole; all of the outstanding membership interests of each subsidiary of the Company listed on Schedule III have been duly and validly authorized and issued in accordance with the limited liability company agreement of such company, are fully paid (to the extent required under the limited liability company agreement of such company) and non-assessable (except as such non-assessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act); all of the outstanding membership interests of each subsidiary of the Company listed on Schedule III are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except for security interests granted with respect to equity interests in the subsidiaries of the Company listed on Schedule III pursuant to the Company’s Amended and Restated Credit Agreement, dated as of November 20, 2007 and amended and restated as of April 29, 2009, with Bank of America, N.A., as administrative agent, swing line lender, and letter of credit issuer, and the other lenders party thereto. The subsidiaries listed on Schedule III hereto are the only “significant subsidiaries” of the Company as that term is defined in Rule 1-02 of Regulation S-X under the Exchange Act.

(f) This Agreement has been duly authorized, executed and delivered by the Company.

(g) The authorized capital stock of the Company conforms in all material respects as to legal matters to the description thereof contained in each of the Time of Sale Prospectus and the Prospectus.

(h) The Securities and Underlying Securities conform in all material respects as to legal matters to the description thereof contained in each of the Time of Sale Prospectus and the Prospectus.

(i) The shares of Common Stock outstanding prior to the issuance of the Securities have been duly authorized and are validly issued, fully paid and non-assessable.

(j) The Securities have been duly authorized and, when executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of this Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and equitable principles of general applicability, and will be entitled to the benefits of the Indenture.

(k) The Underlying Securities issuable upon conversion of the Securities have been duly authorized and reserved and, when issued upon conversion of the Securities in accordance with the terms of the Securities, will be validly issued, fully paid and non-assessable, and the issuance of the Underlying Securities will not be subject to any preemptive or similar rights.

(l) The Indenture has been duly qualified under the Trust Indenture Act and, as of the Closing Date, will be duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Company, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and equitable principles of general applicability.

(m) The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement, the Indenture and the Securities, will not contravene (i) any provision of applicable law, (ii) any provision of the certificate of incorporation or bylaws of the Company, (iii) any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary, except, in the case of clause (iii) above, where such contravention would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole, or on the power and ability of the Company to perform its obligations under this Agreement, the Indenture or the Securities or to consummate the transactions contemplated by the Time of Sale Prospectus. No consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement, the Indenture or the Securities, except such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities.

(n) There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus.

(o) There are no legal or governmental proceedings pending or, to the Company’s knowledge, threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject (i) other than proceedings accurately described in all material respects in the Time of Sale Prospectus and proceedings that would not have a material adverse effect on the Company and its subsidiaries, taken as a whole, or on the power or ability of the Company to perform its obligations under this Agreement, the Indenture or the Securities or to consummate the transactions contemplated by the Time of Sale Prospectus or (ii) that are required to be described in the Registration Statement or the Prospectus and are not so described; and there are no statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required.

(p) Each preliminary prospectus filed pursuant to Rule 424 under the Securities Act, complied when so filed in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder.

(q) The Company is not, and after giving effect to the offering and sale of the Securities and the application of the net proceeds thereof as described in the Prospectus will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(r) The Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(s) There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(t) There are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company or to require the Company to include such securities with the Securities registered pursuant to the Registration Statement.

(u) The Company and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(v) Neither the Company nor any of its subsidiaries, nor to the Company’s knowledge, any director, officer, or employee, agent or representative of the Company or of any of its subsidiaries, has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company and its subsidiaries and affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(w) The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(x)(i) The Company represents that neither the Company nor any of its subsidiaries (collectively, the “Entity”) or, to the Entity’s knowledge, any director, officer, employee, agent, affiliate or representative of the Entity, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:

(A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor

(B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria).

(ii) The Entity represents and covenants that it will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iii) The Entity represents and covenants that for the past 5 years, it has not knowingly engaged in and is not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(y) The Company and its subsidiaries own or possess, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them, and neither the Company nor any of its subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on the Company and its subsidiaries, taken as a whole.

2. Agreements to Sell and Purchase. The Company hereby agrees to sell to the several Underwriters, and each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the respective principal amount of Firm Securities set forth in Schedule II hereto opposite its name at the purchase price set forth in Schedule I hereto (the “Purchase Price”). The Company hereby confirms its engagement of Jefferies & Company, Inc. (“Jefferies”) as, and Jefferies hereby confirms its agreement with the Company to render services as, a “qualified independent underwriter,” within the meaning of Section (b)(15) of Rule 2720 of the NASD Conduct Rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”) with respect to the offering and sale of the Securities. Jefferies, solely in its capacity as the qualified independent underwriter and not otherwise, is referred to herein as the “QIU.” The QIU agrees that it will not be paid compensation by the Company. The public offering price of the Securities is not in excess of the price recommended by the QIU.

On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company agrees to sell to the Underwriters the Additional Securities, and the Underwriters shall have the right to purchase, severally and not jointly, up to the aggregate principal amount of Additional Securities set forth in Schedule I hereto at the Purchase Price. The Managers may exercise this right on behalf of the Underwriters in whole or from time to time in part by giving written notice not later than 30 days after the date of this Agreement. Any exercise notice shall specify the aggregate principal amount of Additional Securities to be purchased by the Underwriters, the names in which the Additional Securities are to be registered, the denominations in which the Additional Securities are to be issued and the date and time on which such securities are to be purchased. Each purchase date of Additional Securities must be at least two business days after the written notice is given and may not be earlier than the Closing Date nor later than ten business days after the date of such notice. Additional Securities may be purchased as provided in Section 4 hereof solely for the purpose of covering over-allotments made in connection with the offering of the Firm Securities. On each day, if any, that Additional Securities are to be purchased (an “Option Closing Date”), each Underwriter agrees, severally and not jointly, to purchase the principal amount of Additional Securities (subject to such adjustments to eliminate fractional securities as the Managers may determine) that bears the same proportion to the total aggregate principal amount of Additional Securities to be purchased on such Option Closing Date as the principal amount of Firm Securities set forth in Schedule II hereto opposite the name of such Underwriter bears to the total aggregate principal amount of Firm Securities.

3. Public Offering. The Company is advised by the Managers that the Underwriters propose to make a public offering of their respective portions of the Securities as soon after the Registration Statement and this Agreement have become effective as in the Managers’ judgment is advisable. The Company is further advised by the Managers that the Securities are to be offered to the public upon the terms set forth in the Prospectus and this Agreement.

4. Payment and Delivery. Payment for the Firm Securities shall be made to the Company in Federal or other funds immediately available in New York City on the closing date and time set forth in Schedule I hereto, or at such other time on the same or such other date, not later than the fifth business day thereafter, as may be determined in writing by the Managers and the Company. The time and date of such payment are hereinafter referred to as the “Closing Date.”

Payment for any Additional Securities shall be made to the Company in Federal or other funds immediately available in New York City on the date specified in the corresponding notice described in Section 2 or at such other time on the same or on such other date, in any event not later than the tenth business day thereafter, as may be designated in writing by you.

The Firm Securities and the Additional Securities shall be registered in such names and in such denominations as the Managers shall request in writing not later than one full business day prior to the Closing Date or the applicable Option Closing Date, as the case may be, for the respective accounts of the several Underwriters, with any transfer taxes payable in connection with the transfer of the Securities to the Underwriters duly paid, against payment of the Purchase Price therefor.

5. Conditions to the Underwriters’ Obligations. The several obligations of the Underwriters are subject to the following conditions:

(a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

(i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the Company or any of the securities of the Company or any of its subsidiaries or in the rating outlook for the Company by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act; and

(ii) there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus as of the date of this Agreement that, in the Manager’s judgment, is material and adverse and that makes it, in the Manager’s judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Time of Sale Prospectus.

(b) The Underwriters shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect set forth in Section 5(a)(i) above and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

The executive officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(c) The Underwriters shall have received on the Closing Date an opinion of Perkins Coie LLP, outside counsel for the Company, dated the Closing Date, substantially in the form attached as Exhibit A hereto.

(d) The Underwriters shall have received on the Closing Date an opinion of Davis Polk & Wardwell LLP, counsel for the Underwriters, dated the Closing Date, covering such matters as the Underwriters may reasonably request.

Davis Polk & Wardwell LLP may state that their opinions and beliefs are based upon their participation in the preparation of the Registration Statement, the Time of Sale Prospectus, the Prospectus, the preliminary prospectus supplement, the free writing prospectuses identified as part of the Time of Sale Prospectus in Schedule I hereto, the prospectus supplement and any amendments or supplements thereto (other than the documents incorporated by reference) and upon review and discussion of the contents of the Registration Statement, the Time of Sale Prospectus and the Prospectus (including documents incorporated by reference), but are without independent check or verification, except as specified.

The opinion of counsel for the Company described in Section 5(c) above shall be rendered to the Underwriters at the request of the Company and shall so state therein.

(e) The Underwriters shall have received, on each of the date hereof and the Closing Date, a letter dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Underwriters, from KPMG LLP, independent registered public accounting firm, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than the date hereof.

(f) The “lock-up” agreements, each substantially in the form of Exhibit B hereto, between the Managers and certain stockholders, executive officers and directors of the Company relating to sales and certain other dispositions of shares of Common Stock or certain other securities, delivered to the Managers on or before the date hereof, shall be in full force and effect on the Closing Date.

(g) The Company will use its reasonable best efforts to list, subject to notice of issuance, the Underlying Securities on the NASDAQ Global Select Market.

The several obligations of the Underwriters to purchase Additional Securities hereunder are subject to the delivery to the Managers on the applicable Option Closing Date of such documents as the Managers may reasonably request with respect to the good standing of the Company, the due authorization and issuance of the Additional Securities to be sold on such Option Closing Date and other matters related to the issuance of such Additional Securities.

6. Covenants of the Company. The Company covenants with each Underwriter as follows:

(a) To furnish to the Managers upon request, without charge, a signed copy of the Registration Statement (including exhibits thereto and documents incorporated by reference therein) and to deliver to each of the Underwriters during the period mentioned in Section 6(e) or 6(f) below, as many copies of the Time of Sale Prospectus, the Prospectus, any documents incorporated by reference therein and any supplements and amendments thereto or to the Registration Statement as the Managers may reasonably request.

(b) Before amending or supplementing the Registration Statement, the Time of Sale Prospectus or the Prospectus, to furnish to the Managers a copy of each such proposed amendment or supplement and not to file any such proposed amendment or supplement to which the Managers reasonably object.

(c) To furnish to the Managers a copy of each proposed free writing prospectus to be prepared by or on behalf of, used by, or referred to by the Company and not to use or refer to any proposed free writing prospectus to which the Managers reasonably object.

(d) Not to take any action that would result in an Underwriter or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of the Underwriter that the Underwriter otherwise would not have been required to file thereunder.

(e) If the Time of Sale Prospectus is being used to solicit offers to buy the Securities at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if any event shall occur or condition exist as a result of which the Time of Sale Prospectus conflicts with the information contained in the Registration Statement then on file, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Time of Sale Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to any dealer upon request, either amendments or supplements to the Time of Sale Prospectus so that the statements in the Time of Sale Prospectus as so amended or supplemented will not, in the light of the circumstances under which they were made, be misleading or so that the Time of Sale Prospectus, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the Time of Sale Prospectus, as amended or supplemented, will comply with applicable law.

(f) If, during such period after the first date of the public offering of the Securities as in the opinion of counsel for the Underwriters the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is required by law to be delivered in connection with sales by an Underwriter or dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to the dealers (whose names and addresses the Managers will furnish to the Company) to which Securities may have been sold by the Managers on behalf of the Underwriters and to any other dealers upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances under which they were made, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law.

(g) To endeavor to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Managers shall reasonably request; provided that in no event shall the Company or any of its subsidiaries be obligated to qualify to do business as a foreign corporation in any jurisdiction where it is not already so qualified, to file any general consent to service of process, or to subject itself to taxation in any jurisdiction where it is not already subject to taxation.

(h) To make generally available to the Company’s security holders and to the Managers as soon as practicable an earning statement covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the date of this Agreement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder; provided that such delivery requirement shall be deemed met by the Company’s compliance with its reporting requirements pursuant to the Exchange Act and the rules and regulations promulgated by the Commission thereunder.

(i) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the registration and delivery of the Securities under the Securities Act and all other fees or expenses in connection with the preparation and filing of the Registration Statement, the preliminary prospectus, the Time of Sale Prospectus, the Prospectus, any free writing prospectus prepared by or on behalf of, used by, or referred to by the Company and amendments and supplements to any of the foregoing, including the filing fees payable to the Commission relating to the Securities (within the time required by Rule 456(b)(1) under the Securities Act, if applicable), all printing costs associated therewith, and the mailing and delivering of copies thereof to the Underwriters and dealers, in the quantities hereinabove specified, (ii) all costs and expenses related to the transfer and delivery of the Securities to the Underwriters, including any transfer or other taxes payable thereon, (iii) the reasonable cost of printing or producing any Blue Sky or Legal Investment memorandum in connection with the offer and sale of the Securities under state securities laws and all reasonable expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 6(g) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky or Legal Investment memorandum, (iv) all filing fees and the reasonable fees and disbursements of counsel to the Underwriters incurred in connection with the review and qualification of the offering of the Securities by FINRA, including any reasonable counsel fees incurred on behalf of or reasonable disbursements by the QIU, (v) all costs and expenses incident to listing the Underlying Securities on the NASDAQ Global Select Market, (vi) the cost of the preparation, issuance and delivery of the Securities, (vii) the costs and charges of any trustee, transfer agent, registrar or depositary, (viii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Securities, including, without limitation, reasonable expenses associated with the preparation or dissemination of any electronic road show, reasonable expenses associated with the production of road show slides and graphics, reasonable fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of any aircraft chartered in connection with the road show, (ix) any fees charged by the rating agencies for the rating of the Securities and (x) all other reasonable costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as specifically provided in this Section, Section 8 entitled “Indemnity and Contribution” and the last paragraph of Section 10 below, the Underwriters will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable on resale of any of the Securities by them and any advertising expenses connected with any offers they may make.

(j) If the third anniversary of the initial effective date of the Registration Statement occurs before all the Securities have been sold by the Underwriters, the Company will prior to the third anniversary file a new shelf registration statement and take any other reasonable action necessary to permit the public offering of the Securities to continue without interruption; provided that such requirement to file a new registration statement shall not require the Company to file any registration statement other than on Form S-3 (or any successor form). References herein to the Registration Statement shall include the new registration statement declared effective by the Commission.

(k) During the period beginning on the date hereof and continuing to and including 90 days after the Closing Date, not to offer, sell, contract to sell or otherwise dispose of any debt securities of the Company or warrants to purchase or otherwise acquire debt securities of the Company substantially similar to the Securities (other than (i) the Securities, (ii) commercial paper issued in the ordinary course of business or (iii) securities or warrants permitted with the prior written consent of the Managers identified in Schedule I with the authorization to release this lock-up on behalf of the Underwriters).

The Company also covenants with each Underwriter that, without the prior written consent of the Managers identified in Schedule I with the authorization to release this lock-up on behalf of the Underwriters, it will not, during the 90 day period following the date of this Agreement, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) file any registration statement with the Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock. The foregoing sentence shall not apply to (a) the Securities or the Underlying Securities to be sold hereunder, (b) options granted under the Company’s existing stock option and employee stock purchase plans, (c) the issuance of the Common Stock upon the exercise of options granted under, or shares issued pursuant to, the Company’s existing stock option and employee stock purchase plans and (d) up to an aggregate of 500,000 shares of Common Stock or securities convertible or exercisable for shares of Common Stock issued or issuable in connection with future acquisitions or other transactions, provided that in the case of clauses (b) and (c), no options can be granted under the Company’s existing stock option and employee stock purchase plans and no shares can be issued pursuant to the Company’s existing employee stock purchase plan to directors and officers subject to the filing requirements under Section 16 of the Exchange Act other than inducement grants to new hires, and provided that in the case of clause (d), the transferees agree to sign and deliver a lock-up agreement substantially in the form of Exhibit B.

(l) To prepare a final term sheet relating to the offering of the Securities, containing only information that describes the final terms of the offering in a form consented to by the Managers, and to file such final term sheet within the period required by Rule 433(d)(5)(ii) under the Securities Act following the date the final terms have been established for the offering of the Securities.

7. Covenants of the Underwriters. Each Underwriter severally covenants with the Company not to take any action that would result in the Company being required to file with the Commission under Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of such Underwriter that otherwise would not be required to be filed by the Company thereunder, but for the action of the Underwriter.

8. Indemnity and Contribution. (a) (i) The Company agrees to indemnify and hold harmless each Underwriter, each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and each affiliate of any Underwriter within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act, any Company information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, or the Prospectus or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the case of all of the foregoing, other than the Registration Statement, in light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter or the Managers expressly for use therein as provided for in Section 8(b) hereof.

(ii) Without limitation and in addition to its obligation under the other subsections of this Section 8, the Company also agrees to indemnify and hold harmless the QIU and each person, if any, who controls the QIU within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and each affiliate of the QIU within the meaning of Rule 405 under the Securities Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of, or incurred as a result of, the QIU’s acting as a “qualified independent underwriter” (within the meaning of Rule 2720 of the NASD Conduct Rules) in connection with the offering of the Securities, except for any losses, claims, damages and liabilities resulting solely from the QIU’s gross negligence or willful misconduct or insofar as such losses, claims, damages or liabilities are caused by any untrue statement or omission or alleged untrue statement or omission based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter or the Managers expressly for use therein.

(b) Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers who sign the Registration Statement and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Underwriter, but only with reference to information relating to such Underwriter furnished to the Company in writing by such Underwriter or the Managers expressly for use in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus or the Prospectus or any amendment or supplement thereto, it being understood and agreed upon that the only such information furnished by any Underwriter consists of the following information furnished on behalf of each Underwriter: (i) the name of each Underwriter on the front cover of the Time of Sale Prospectus and the Prospectus, (ii) the names and corresponding aggregate principal amount of notes set forth in the table of Underwriters under the section captioned “Underwriting” in the Time of Sale Prospectus and the Prospectus and (iii) in the section captioned “Underwriting” in the Time of Sale Prospectus and the Prospectus, the information set forth in (A) the third paragraph concerning the concession and reallowance figures and (B) the ninth paragraph.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the reasonably incurred fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such reasonably incurred fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Manager authorized to appoint counsel under this Section set forth in Schedule I hereto, in the case of parties indemnified pursuant to Section 8(a), and by the Company, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without the indemnifying party’s written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonably incurred fees and expenses of counsel as contemplated by the second, third and fourth sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i)

such settlement is entered into more than 40 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement (x) includes an unconditional release of such indemnified party, in form and substance reasonably satisfactory to such indemnified person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified person.

Notwithstanding anything contained herein to the contrary, if indemnity may be sought pursuant to Section 8(a) hereof in respect of such action or proceeding, then in addition to such separate firm for the indemnified parties, the indemnifying party shall be liable for the reasonable fees and expenses of not more than one separate firm (in addition to any local counsel) for the QIU and all persons, if any, who control the QIU within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act.

(d) To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Securities or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (before deducting expenses) received by the Company and the total underwriting discounts and commissions received by the Underwriters bear to the aggregate initial public offering price of the Securities set forth on the table on the cover of the Prospectus. The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the

Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Underwriters’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective principal amounts of Securities they have purchased hereunder, and not joint.

(e) The Company and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f) The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company and the Underwriters contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Underwriter, its officers, directors or employees or any person controlling any Underwriter or any affiliate of any Underwriter or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Securities.

9. Termination. The Underwriters may terminate this Agreement by notice given by the Managers to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ Global Select Market (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States or other relevant jurisdiction shall have occurred, (iv) any general moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in the Managers’ judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in the Managers’ judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated in the Time of Sale Prospectus or the Prospectus.

10. Effectiveness; Defaulting Underwriters. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date or an Option Closing Date, as the case may be, any one or more of the Underwriters shall fail or refuse to purchase Securities that it has or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of Securities to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the principal amount of Firm Securities set forth opposite their respective names in Schedule II bears to the aggregate principal amount of Firm Securities set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as the Managers may specify, to purchase the Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the principal amount of Securities that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one-ninth of such principal amount of Securities without the written consent of such Underwriter. If, on the Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Firm Securities and the aggregate principal amount of Firm Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Firm Securities to be purchased on such date, and arrangements satisfactory to the Managers and the Company for the purchase of such Firm Securities are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or the Company. In any such case either the Managers or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement, in the Time of Sale Prospectus, in the Prospectus or in any other documents or arrangements may be effected. If, on an Option Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Additional Securities and the aggregate principal amount of Additional Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Additional Securities to be purchased on such Option Closing Date, the non-defaulting Underwriters shall have the option to (i) terminate their obligation hereunder to purchase the Additional Securities to be sold on such

Option Closing Date or (ii) purchase not less than the principal amount of Additional Securities that such non-defaulting Underwriters would have been obligated to purchase in the absence of such default. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

If this Agreement shall be terminated by the Underwriters, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Underwriters or such Underwriters as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder.

11. Entire Agreement. (a) This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Securities, represents the entire agreement between the Company and the Underwriters with respect to the preparation of any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, the conduct of the offering, and the purchase and sale of the Securities.

(b) The Company acknowledges that in connection with the offering of the Securities: (i) the Underwriters have acted at arms length, are not agents of, and owe no fiduciary duties to, the Company or any other person, (ii) the Underwriters owe the Company only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any, and (iii) the Underwriters may have interests that differ from those of the Company. The Company waives to the full extent permitted by applicable law any claims it may have against the Underwriters arising from an alleged breach of fiduciary duty in connection with the offering of the Securities.

12. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

13. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

14. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

15. Notices. All communications hereunder shall be in writing and effective only upon receipt and if to the Underwriters shall be delivered, mailed or sent to the Managers at the address set forth in Schedule I hereto; and if to the Company shall be delivered, mailed or sent to the address set forth in Schedule I hereto.

Very truly yours, COINSTAR, INC.

By:	/s/ Paul Davis
Name:	Paul Davis
Title:	Chief Executive Officer

Accepted as of the date hereof

Morgan Stanley & Co. Incorporated

Jefferies & Company, Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

RBC Capital Markets Corporation

Acting severally on behalf of themselves and the several Underwriters named in Schedule II hereto.

By:	Morgan Stanley & Co. Incorporated

By:	/s/ Isabelle Hau
Name:	Isabelle Hau
Title:	Vice President

By:	Jefferies & Company, Inc.

By:	/s/ Paul O’Hern
Name:	Paul O’Hern
Title:	MD

By:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:	/s/ Prasanth Burri Rao-Kathi
Name:	PRASANTH BURRI RAO-KATHI
Title:	MANAGING DIRECTOR

By:	RBC Capital Markets Corporation

By:	/s/ Joseph L. Morea
Name:	Joseph L. Morea
Title:	MANAGING DIRECTOR HEAD OF U.S. EQUITY CAPITAL MARKETS

SCHEDULE I

Managers:
Manager authorized to release lock-up under Section 6(k):	Morgan Stanley & Co. Incorporated

Manager authorized to appoint counsel under Section 8(c):	Morgan Stanley & Co. Incorporated

Indenture:	Indenture to be dated as of the Closing Date between the Company and the Trustee, as supplemented by the First Supplemental Indenture to be dated as of the Closing Date

Trustee:	Wells Fargo Bank, National Association

Registration Statement File No.:	333-161523

Time of Sale Prospectus

1.      The preliminary prospectus supplement dated September 9, 2009 relating to the Securities

2.      Free writing prospectus filed by the Company under Rule 433(d) of the Securities Act attached hereto as Exhibit C

Lock-up Restricted Period:	90 days

Title of Securities to be purchased:	4.00% Convertible Senior Notes due 2014

Aggregate Principal Amount:	$175,000,000

Additional Securities	$25,000,000

Purchase Price:	97.00% of the principal amount of the Securities, plus accrued interest, if any, from September 16, 2009

Maturity:	September 1, 2014

Interest Rate:	4.00% per annum, accruing from September 16, 2009

Interest Payment Dates:	March 1 and September 1 commencing March 1, 2010

Closing Date and Time:	September 16, 2009 at 9:00 a.m., New York, New York time

Closing Location:	Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017

Address for Notices to Underwriters:

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, New York 10036

Attention: Convertible Syndicate Desk

    with a copy to the Legal Department

Jefferies & Company, Inc.

520 Madison Avenue

New York, NY 10022

Attention: Equity Capital Markets

    with a copy to the General Counsel

Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, NY 10036

Facsimile: (646) 855 3073

Attention: Syndicate Department

with a copy to:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, NY 10036

Facsimile: (212) 230-8730

Attention: ECM Legal

RBC Capital Markets Corporation

Three World Financial Center

200 Vesey Street, 8th Floor

New York, NY 10281-8098

Attention: Joe Morea

Syndicate Director

Fax: (212) 428-6260

Address for Notices to QIU:	Jefferies & Company, Inc. 520 Madison Avenue New York, NY 10022 Attention: Equity Capital Markets with a copy to the General Counsel

Address for Notices to the Company:	Coinstar, Inc. 1800 114th Avenue SE, Bellevue, Washington 98004 Attention: CFO and General Counsel

SCHEDULE II

Underwriter	Principal Amount of Firm Securities To Be Purchased
MORGAN STANLEY & CO. INCORPORATED	$61,250,000
JEFFERIES & COMPANY, INC.	$31,500,000
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED	$35,000,000
RBC CAPITAL MARKETS CORPORATION	$26,250,000
J.P. MORGAN SECURITIES INC.	$8,750,000
WELLS FARGO SECURITIES, LLC	$7,000,000
KEYBANC CAPITAL MARKETS INC.	$3,500,000

MERRIMAN CURHAN FORD & CO.	$1,750,000

Total:	$175,000,000

SCHEDULE III

Significant Subsidiaries

Redbox Automated Retail, LLC

Exhibit A

Form of Perkins Coie LLP Opinion

Exhibit B

LOCK-UP AGREEMENT

September     , 2009

Morgan Stanley & Co. Incorporated

Jefferies & Company, Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

RBC Capital Markets Corporation

c/o	Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY 10036

Ladies and Gentlemen:

The undersigned understands that Morgan Stanley & Co. Incorporated (“Morgan Stanley”) proposes to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Coinstar, Inc., a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters, including Morgan Stanley (the “Underwriters”), of the principal amount of its debt securities (the “Debt Securities”) identified in Schedule I to the Underwriting Agreement convertible into shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), to be issued under the indenture specified in Schedule I to the Underwriting Agreement between the Company and the Trustee identified in such Schedule.

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 90 days after the date of the final prospectus (the “Lock-up Period”) relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering, provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be required or shall be voluntarily made during the Lock-up Period in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions, (b) transfers of shares of Common Stock or any security convertible, exercisable or exchangeable into Common Stock as a bona fide gift or to an immediate family member, (c) transfers to any trust for the direct or indirect benefit of the undersigned or an immediate family member, (d) distributions of shares of Common Stock or any security convertible, exercisable or exchangeable into Common Stock to limited partners or stockholders of the undersigned; provided that in the case of any transfer or distribution pursuant to clause (b) (c) or (d), each donee, transferee or distributee shall sign and deliver a lock-up agreement substantially in the form of this letter, (e) transfers of Common Stock or securities convertible, exercisable or exchangeable into Common Stock on death by will or intestacy and (f) sales or transfers of Common Stock solely in connection with the “cashless” exercise of Company stock options outstanding on the date hereof for the purpose of exercising such stock options (provided that any remaining Common Stock received upon such exercise will be subject to the restrictions provided for in this Lock-up Agreement), provided that in the case of any transfer or distribution pursuant to clause (b), (c), (d) or (f) above no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Lock-Up Period. In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 90 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions. For purposes of this paragraph, “immediate family member” shall mean the spouse, any lineal descendant, father, mother, brother or sister, of the undersigned.

The undersigned understands that the Company and the Underwriters are relying upon this Lock-up Agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this Lock-up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering is only expected to be made pursuant to the Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

If (i) the Company notifies you in writing that it does not intend to proceed with the Public Offering, (ii) the registration statement filed with the Commission with respect to the Public Offering is withdrawn or (iii) for any reason the Underwriting Agreement shall be terminated prior to the time of purchase of the Debt Securities under the Underwriting Agreement, this Lock-up Agreement shall be terminated and the undersigned shall be released from its obligations hereunder.

Very truly yours,

(Name)

(Address)

Exhibit C

Pricing Term Sheet	Filed pursuant to Rule 433

September 10, 2009	Registration File No. 333-161523

Supplementing the Preliminary

Prospectus Supplement

dated September 9, 2009

(To Prospectus dated August 24, 2009)

Coinstar, Inc.	$175,000,000 aggregate principal amount of 4.00% Convertible Senior Notes due 2014 (the “Convertible Senior Notes Offering”)

The information in this pricing term sheet relates only to the Convertible Senior Notes Offering and should be read together with (i) the preliminary prospectus supplement dated September 9, 2009 relating to the Convertible Senior Notes Offering, including the documents incorporated by reference therein, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and (ii) the related base prospectus dated August 24, 2009 included as part of Registration Statement No. 333-161523.

Issuer:	Coinstar, Inc., a Delaware corporation.

Ticker / Exchange for Common Stock:	CSTR / The NASDAQ Global Select Market.

Trade Date:	September 10, 2009.

Settlement Date:	September 16, 2009.

Convertible Senior Notes:	4.00% Convertible Senior Notes due 2014.

Aggregate Principal Amount Offered:	$175,000,000 aggregate principal amount of Convertible Senior Notes (or a total of $200,000,000 aggregate principal amount of Convertible Senior Notes if the underwriters’ over-allotment option to purchase up to $25,000,000 aggregate principal amount of additional Convertible Senior Notes is exercised in full).

Public Offering Price:	100% per Convertible Senior Note / $175,000,000 aggregate (or $200,000,000 aggregate if the underwriters’ over-allotment option to purchase up to $25,000,000 aggregate principal amount of additional Convertible Senior Notes is exercised in full).

Maturity:	The Convertible Senior Notes will mature on September 1, 2014, unless earlier converted or repurchased by the Issuer at the holder’s option upon a fundamental change.

Interest Rate:	4.00% per year.

Interest Payment and Record Dates:	Interest will accrue from the Settlement Date or from the most recent date to which interest has been paid or duly provided for, and will be payable semiannually in arrears on March 1 and September 1 of each year, beginning on March 1, 2010, to the person in whose name a note is registered at the close of business on February 15 or August 15, as the case may be, immediately preceding the relevant interest payment date.

Reference Price:	$30.41 per share of the Issuer’s common stock, the closing stock price on the NASDAQ Global Select Market on September 10, 2009.

Conversion Premium:	Approximately 32.50% above the Reference Price.

Initial Conversion Price:	Approximately $40.29 per share of the Issuer’s common stock.

Initial Conversion Rate:	24.8181 shares of the Issuer’s common stock per $1,000 principal amount of the Convertible Senior Notes.

Use of Proceeds:

The Issuer estimates that the net proceeds of the Convertible Senior Notes Offering will be approximately $169.1 million (or approximately $193.4 million if the underwriters exercise in full their over-allotment option to purchase additional Convertible Senior Notes), after payment of the underwriters’ discounts and commissions and estimated offering expenses to be paid by the Issuer.

The Issuer intends to use the net proceeds of the Convertible Senior Notes Offering to:

•        repay all of the approximately $87.5 million outstanding under the Issuer’s $87.5 million term loan under the Issuer’s senior secured credit facility, plus accrued interest; and

•        pay down approximately $81.6 million of the outstanding balance under the Issuer’s $400 million revolving line of credit under the Issuer’s senior secured credit facility, plus accrued interest.

If the underwriters exercise their over-allotment option to purchase up to $25 million aggregate principal amount of additional Convertible Senior Notes, the Issuer intends to use the net proceeds to pay down additional outstanding balance under the Issuer’s $400 million revolving line of credit and for general corporate purposes.

Commissions and Discounts:	The underwriters initially propose to offer part of the Convertible Senior Notes directly to the public at the Public

Offering Price and part to certain dealers at a price that represents a concession not in excess of 1.8% of the principal amount under the Public Offering Price. After the initial offering of the Convertible Senior Notes, the offering price and other selling terms may from time to time be varied by the Joint Book-Running Managers.

The underwriting fee is $30.00 per Convertible Senior Note. The following table shows the Public Offering Price, underwriting discounts to be paid to the underwriters and proceeds, before expenses, to the Issuer assuming both no exercise and full exercise of the underwriters’ option to purchase additional Convertible Senior Notes:

	Per Convertible Senior Note	Without over- allotment exercise	With full over- allotment exercise
Public offering price	$1,000	$175,000,000	$200,000,000
Underwriting discounts and commissions	$30	$5,250,000	$6,000,000
Proceeds to the Issuer (before expenses)	$970	$169,750,000	$194,000,000

Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Jefferies & Company, Inc. and RBC Capital Markets Corporation.

Co-Managers:	J.P. Morgan Securities Inc., Wells Fargo Securities, LLC, KeyBanc Capital Markets Inc. and Merriman Curhan Ford & Co.

Listing:	The Convertible Senior Notes will not be listed on any securities exchange.

CUSIP Number:	19259P AF9

ISIN Number:	US19259PAF99

Adjustment to Shares Delivered Upon Conversion Upon a Make Whole Adjustment Event:	The following table sets forth the number of additional shares of the Issuer’s common stock by which the conversion rate will be increased for conversions in connection with a make whole adjustment event (as defined in the preliminary prospectus supplement dated September 9, 2009 for the Convertible Senior Notes Offering) per $1,000 principal amount of Convertible Senior Notes based on the stock price and effective date in such make whole adjustment event:

	Stock price
Effective date	$30.41	$31.00	$32.50	$35.00	$37.50	$40.00	$50.00	$65.00	$80.00	$100.00	$125.00	$175.00	$225.00	$300.00
September 16, 2009	8.0658	7.7789	7.1199	6.2068	5.4759	4.8834	3.3676	2.2878	1.7329	1.3003	0.9725	0.6070	0.4068	0.2358
September 1, 2010	8.0658	7.4400	6.4839	5.5575	4.8283	4.2476	2.8222	1.8798	1.4203	1.0683	0.8015	0.5024	0.3376	0.1958
September 1, 2011	8.0658	7.4400	5.9542	4.9712	4.2136	3.6244	2.2616	1.4606	1.1014	0.8318	0.6266	0.3951	0.2669	0.1558
September 1, 2012	8.0658	7.4400	5.9511	4.4442	3.6072	2.9773	1.6485	1.0130	0.7656	0.5824	0.4410	0.2800	0.1906	0.1127
September 1, 2013	8.0658	7.4400	5.9511	3.9249	2.9079	2.1816	0.9015	0.5197	0.4013	0.3083	0.2344	0.1499	0.1030	0.0619
September 1, 2014	8.0658	7.4400	5.9511	3.7533	1.8486	0.1819	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•

If the stock price is greater than $300.00 per share (subject to adjustment in the same manner and at the same time as the stock prices set forth in the column headings of the table above), the conversion rate will not be adjusted.

•

If the stock price is less than $30.41 per share, the closing price of the Issuer’s common stock on the NASDAQ Global Select Market on September 10, 2009 (subject to adjustment in the same manner and at the same time as the stock prices set forth in the column headings of the table above), the conversion rate will not be adjusted.

Notwithstanding the foregoing, in no event will the total number of shares of the Issuer’s common stock issuable upon conversion exceed 32.8839 shares per $1,000 principal amount of Convertible Senior Notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rate Adjustments” in the preliminary prospectus supplement dated September 9, 2009 for the Convertible Senior Notes Offering.

The Issuer has filed a registration statement (including a preliminary prospectus supplement dated September 9, 2009 and an accompanying prospectus dated August 24, 2009) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request them by calling Morgan Stanley & Co. Incorporated at 1-866-718-1649, BofA Merrill Lynch at 866-500-5408, Jefferies & Company, Inc. at 1-888-449-2342 or RBC Capital Markets Corporation at 212-428-6670.

This communication should be read in conjunction with the preliminary prospectus supplement dated September 9, 2009 and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent inconsistent with the information in the preliminary prospectus supplement and the accompanying prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.